                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           SMARTALK TELESERVICES, INC.
                           ---------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    83169A100
                                 --------------
                                 (CUSIP Number)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 83169A100


  (1)     NAME OF REPORTING PERSON:

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert H. Lorsch
          (Mr. Lorsch chooses not to disclose his S.S. No.)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
          (SEE INSTRUCTIONS):                                       (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY.

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION:

          UNITED STATES OF AMERICA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,925,143
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,925,143
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,925,143
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          17.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
          ---------------------------------------------------------------------

Item 1

(a)     Name of Issuer:

        SmarTalk TeleServices, Inc.

(b)     Address of Issuer's Principal Executive Offices:

        1640 South Sepulveda Boulevard, Suite 500, Los Angeles, California 90025

Item 2

(a)     Name of Person(s) Filing:

        Robert H. Lorsch

(b)     Address of Principal Business Office:

        1640 South Sepulveda Boulevard, Suite 500, Los Angeles, California 90025

(c)     Citizenship:

        United States of America

(d)     Title of Class of Securities:

        Common Stock

(e)     CUSIP Number:

        83169A100

Item 3

If this statement is filed pursuant to Rule 13d, check whether the person filing is a:

Not applicable.
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Item 4 - Ownership

(a)     Amount Beneficially Owned:

        2,925,143 shares

(b)     Percent of Class:

        17.6%

(c)     Number of shares as to which such person has:

        (i)     Sole power to vote or to direct the vote:

                2,925,143

        (ii)    Shared power to vote or to direct the vote:

                0

        (iii)   Sole power to dispose or to direct the disposition of:

                2,925,143

        (iv)    Shared power to dispose or to direct the disposition of:

                0

Item 5 - Ownership of Five Percent or Less of a Class

Not applicable.

Item 6 - Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8 - Identification and Classification of Members of the Group

Not applicable.

Item 9 - Notice of Dissolution of a Group

Not applicable.
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Item 10 - Certification

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 10, 1997

                                      By:  /s/Robert H. Lorsch
                                         ----------------------------------
                                      Name: Robert H. Lorsch
                                           --------------------------------
                                      Title: Chairman of the Board of Directors
                                             and Chief Executive Officer